EXHIBIT 99.1

[inTEST News Release Letterhead]

inTEST CORPORATION EXECUTIVE CHAIRMAN TO ESTABLISH STOCK
TRADING PROGRAM FOR SALE OF SHARES

CHERRY HILL, NJ, May 7, 2010 - inTEST Corporation (Nasdaq: INTT) today announced that Alyn R. Holt, Executive Chairman and co-founder of inTEST Corporation (the "Company"), has advised the Company that he, certain members of his family and certain trusts for which he and/or his daughter serve as Trustee, intend to enter into pre-arranged stock trading plans (also referred to as "Trading Plans") for the sale of shares owned by each of them.  Mr. Holt, 72, advised the Company that the sales are designed for personal financial management purposes and are intended to allow him and his family members to monetize their equity positions over time in a systematic, nondiscretionary manner with the goal of minimal market impact. The Trading Plans would be intended to comply with Rule 10b5-1 under the Securities Exchange Act, as well as with the Company's Insider Trading Policy.

The Trading Plans are expected to be entered into shortly after the Company files its Quarterly Report on Form 10-Q for the quarter ended March 31, 2010.  Under the Trading Plans, the sellers will specify a program for selling shares at certain prices and at certain times.  Such sales would commence when the trading price of the stock reaches $8.00 per share.  Recently, the stock has been trading around $3.50 per share and has traded as high as $3.97 per share.  A portion of the shares would be sold at $8.00 per share. Additional sales would be triggered by higher trading prices.

Mr. Holt is in negotiation with Robert W. Baird & Co. to handle such sales, which would be conducted in accordance with Rule 144 under the Securities Act.  Rule 144 imposes a volume limitation on the sales of shares by Mr. Holt and related persons during any three month period, which limitation will be applicable to the aggregate sales under these Trading Plans.  The volume limitation is currently equal to 1% of the total number of shares of the Company's stock outstanding (which would equal 103,014 shares based upon the number of shares outstanding as of April 30, 2010).  The volume limitation may increase in the future depending upon the average trading volume of the shares during the four week period prior to any sale.  Presently, Mr. Holt, the trusts and his family members who will be entering into Trading Plans own a total of 1,876,031 shares (or 18.2% of the total outstanding shares of the Company), 1,866,031 of which would be subject to sale under these Trading Plans. Mr. Holt, the trusts and the members of his family who will be entering into these Trading Plans filed today a joint Schedule 13D and a joint Form 3 as required under the Securities Exchange Act.

About inTEST Corporation

inTEST Corporation is an independent designer, manufacturer and marketer of ATE interface solutions and temperature management products, which are used by semiconductor manufacturers to perform final testing of integrated circuits (ICs) and wafers. The Company's high-performance products are designed to enable semiconductor manufacturers to improve the speed, reliability, efficiency and profitability of IC test processes. Specific products include positioner and docking hardware products, temperature management systems and customized interface solutions. The Company has established strong relationships with semiconductor manufacturers globally, which it supports through a network of local offices. For more information visit www.intest.com.

CONTACTS:
Hugh T. Regan, Jr.	David Pasquale
Treasurer and Chief Financial Officer	Global IR Partners
inTEST Corporation	intt@globalirpartners.com
h.regan.jr@intest.com	Tel: 914-337-8801
Tel: 856-424-6886, ext 201